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TICC Capital Corp.
(Name of Registrant as Specified In Its Charter)

NexPoint Advisors, L.P.
Dr. Bob Froehlich
John Honis
Timothy K. Hui
Ethan Powell
William M. Swenson
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NexPoint Advisors, L.P. (“NexPoint”) has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and an accompanying BLUE proxy card to be used to solicit votes for the special meeting of stockholders of TICC Capital Corp. (the “Company”) scheduled to be held on October 27, 2015 (the “Special Meeting”): (i) AGAINST the Company’s proposal to approve a new investment advisory agreement between the Company and TICC Management, LLC, (ii) FOR a competing slate of six director nominees nominated by NexPoint and (iii) AGAINST the Company’s proposal to adjourn the Special Meeting in the event that a quorum is present and the Company’s proposals did not receive sufficient votes for approval.

On October 14, 2015, NexPoint gave a webcast presentation (the “Webcast Presentation”) to various participants, a recording and transcript of which was posted on October 15, 2015 on http://www.timetochangeticc.com/, a website established by NexPoint that contains information regarding the above solicitation. The transcript of the Webcast Presentation and a screenshot of the relevant webpage, which reflect content not previously filed with the SEC, are below.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

NexPoint Advisors

Moderator: Thomas Surgent

October 14, 2015

9:00 a.m. ET

Conference #:      60049592

Operator:	Good morning, and welcome to the NexPoint Advisors presentation to discuss its proposal to enhance shareholder value at TICC Capital Corp. Today's presentation will be hosted by Thomas Surgent, partner, and deputy general counsel at NexPoint Advisors.

Today's presentation will not include a Q&A session. Following the presentation, stockholders may contact D.F. King & Company at 866-416-0556 with questions, while banks and brokers should contact 212-269-5550. Members of the media may contact Brian Schaffer at Prosek Partners at 212-279-3115.

Today's presentation is being recorded, and will be available for on-demand viewing at www.timetochangeticc.com. We recommend that after participants register, you click on the test your system link to optimize system compatibility.

To bring the formal slide presentation, you can optimize the viewing area by pressing the enlarge slide button on your slide window. It is now my pleasure to turn the floor over to Thomas Surgent. You may begin.

Thomas Surgent:	Thank you very much. Good morning, everyone. Thank you for attending this webcast. We feel this is a very important message that we need to convey to stockholders and other interested parties with respect to NexPoint Advisors proposal with respect to TICC Capital Corp.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

I'm going to jump right into the executive summary. So many of you, as you are aware, TICC management, the company's current adviser, has agreed to be acquired by Benefit Street Partners, and NexPoint has stepped up with an alternate management proposal that we strongly believe offers superior economics, and superior investment expertise, and that is also designed to bolster and support the company's dividend on a going-forward basis.

We also believe that the board of the company has failed to act in the best interest of stockholders, by most importantly recommending the Benefit Street Partners' transaction where 100 percent of the related consideration, which frankly at this point we believe is approximately $60 million, and most notably initially perhaps as high as $132 million prior to our involvement, would be paid to existing management, rather than to the proper beneficiaries, the company's stockholders.

And I just want to pause there for a second so that folks understand that that $60 million number is post our involvement in this transaction, so you know, based on our math and the calculations where we have calculated the value of the – of the discounts that the BSP proposal was required to agree to as a result of our involvement, we believe that that value was perhaps as much as $72 million greater than the $60 million number.

And that's a value that we've already created to date for the benefit of stockholders due to our involvement. One issue that we've contended with is that the board has refused to engage us in any meaningful dialogue, notwithstanding that we have presented multiple superior management proposals that offer significant economic benefits, as well as superior expertise with respect to managing the company's current investment strategy.

And notably the board still refuses to engage us in a meaningful way after we further enhanced our proposals to create approximately $45-50 million of incremental value above and beyond what is currently on the table from BSP.

We also believe that the company has circulated materially misleading proxy materials, which I will get into, and frankly one of the most troubling factors is that the company has repeatedly attempted to disenfranchise stockholders

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

by attempting to leave our board nominees off the ballot, who were validly nominated.

From our perspective, since the board's actions to date indicate that their interests are more aligned with the company's current management rather than the company's stockholders who should be the proper beneficiaries, we have nominated a highly-experienced, alternative slate of nominees, that if elected, we strongly believe are – will act as true fiduciaries and will work in good faith to protect all shareholder rights and the value of their investment, and of course subject to their duties as directors, we believe that they would move forward with hiring NexPoint as the company's successor investment adviser.

Another notable fact is on October 8th, we took the step of commencing litigation against the company, its board of directors, and its president, because we believe the company's actions to date clearly and deliberately violate Maryland law, and section 14(a) of the Exchange Act.

We have grave concerns about the deficiencies in the proxy materials and the public disclosures, but more importantly, we have grave concerns with the company's and the board's attempts, from our view, to disenfranchise stockholders by holding an election where in fact it is not a real election because there are no other candidates for election as a director.

With respect to TPG's affiliated entity, TSLX, and the fact that they submitted a preliminary non-binding all stock offer, we think it's very notable, and there's much shareholder confusion regarding that. Folks should understand that is not a proposal that shareholders can adopt or approve at the meeting.

It is merely a preliminary, non-binding stock offer, and to date, the board has provided absolutely no indication that they are willing to pursue the TSLX proposal. Only NexPoint's proposal significantly reduces fees with again, as I mentioned, $45-50 million of savings that directly benefit stockholders, and it's precisely these savings that will position NexPoint to bolster and support the company's dividend on a going forward basis.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

And with respect to the TSLX proposal, these savings are actually greater than the $45-50 million number that's applicable to us relative to BSP. That number relative to TSLX is $55-64 million of savings relative to TSLX in our estimation.

We believe TSLX's takeover price is inadequate, and represents approximately a 13 percent discount to the company's NAV, even Ares' CEO is out there in the press that he would expect the manager to be fired if it recommended a sale below NAV[1], so we see it as a very low likelihood that the board will ever entertain and approve the TSLX transaction.

So effectively canceling the meeting to hope that this board will somehow move forward with the TSLX transaction, we believe that creates a worst of all worlds situation where incumbent management remains entrenched to the extended detriment of stockholders, where there is a very low likelihood in our estimation that the board ever approves or moves forward with the TSLX transaction, and shareholders suffer under the continued management of the current management team that has significantly underperformed.

And shareholders will suffer under the company's current fee structure, which is a 2 percent management fee, which is significantly higher than the 1.25 percent that we have proposed, together with the $20 million of fee waivers, which we'll get into.

And just to summarize, we view past as prologue, so again, we just view it extremely unlikely that the board will ever support the TSLX proposal. So at the end of the day, we'll get to how we are urging shareholders to vote, and we are urging shareholders to vote three ways.

We are urging shareholders to vote against the TICC management advisory agreement. We are advising shareholders to vote for our competing slate of director nominees, who again, we believe are true fiduciaries and will act in the best interest of stockholders.

1 Seeking Alpha, “Ares’ Kipp deVeer Opines on TICC deal/BDC consolidation,” October 9, 2015.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

And we are also urging stockholders to vote against the company's proposal to adjourn the meeting in the event that there's a quorum present, and the company's proposals do not receive sufficient votes. Now we provided a time line of events that I won't focus a ton of time on, but this is a handy reference for you who are not as familiar with the steps leading up to today's events.

But it's a helpful reference because it goes through the stages of our proposals and the responses, and how we got to where we are today, including with respect to commencing litigation.

So getting into NexPoint's proposal for TICC, and I want to hit these points because they're very, very important.So here we'll get into a summary of the value that we are offering the company, and it starts with a perpetual 1.25 percent annual base management fee. This represents an estimated $2.6 million, or $26 million over 10 years, of savings to stockholders in perpetuity.

We are also agreeing to waive the first $20 million on top of the 1.25 percent discounted fee, so all in all this proposal would save stockholders between $45-50 million of fees over the BSP proposal, and as I’ve referenced, over $55-64 million over TSLX.

And we feel there is much confusion regarding the TSLX proposal as I mentioned, and that shareholders don't necessarily understand the fees that would be applicable should that proposal ever be effected, and so this is a point that we think is very important to note.

In addition, we are similarly supportive of the same tender offer and share repurchase program of between $50-100 million that has recently been supported by BSP, which frankly we view their mentioning of this at this stage in the game as a late stage desperation tactic, realizing the value that NexPoint is bringing to the table.

But you know, we are of course willing to support that same tender offer so that shareholders understand that what this boils down to is a proposal with respect to BSP, where the $60 million of value is going to incumbent

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

management, relative to our proposal, where $45-50 million of additional value is going to stockholders, the proper beneficiaries.

We have also agreed to an investment of $20 million of the company's common stock in open market transactions, in the first 12 months following appointment. We would agree to preserve the company's current investment strategy.

Given, from our perspective, this is the strategy that stockholders have elected, and we feel it would be very presumptuous to assume that we need to spoon-feed an entirely new investment strategy to stockholders.

We of course remain flexible, we have experience across the investment spectrum, and we will of course have an ear to listening to independent directors, and listening to stockholders should there be a true desire to adjust this strategy.

But at this point, our default assumption is that we should continue with the strategy that was elected by the stockholders, and frankly, that strategy is clearly within the wheelhouse of what we do here at NexPoint Advisors and our affiliates.

We have been pioneers in managing leveraged loans and CLO assets for over two decades. This is what we do. This is what we do extremely well, and we think we can manage these assets better than the other players that are currently being proposed.

We would also propose to implement our novel stockholder loyalty program. We're not aware of any other player in the market that has it. And the way that stockholder loyalty program works is that NexPoint would effectively provide an additional 2 percent investment incentive to stockholders that invest through the program administrator and hold the related shares for a year.

Those shares would also be automatically invested in a dividend reinvestment program, and then there would also be a 2 percent match on dividends related to the initial capital invested in that program. So we view that as a very novel

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

and helpful program that aligns interests of the adviser with stockholders, and helps also foster a long-term loyalty with respect to investing in the company.

So next, I will get into a summary sheet that we've provided as a handy reference, and this outlines the benefits of our proposal relative to the BSP proposal in a very succinct fashion, and when reviewing this, we believe it should be clear that NexPoint’s offer is superior to BSP's.

The key point is of course, again, it saves stockholders between $45-50 million of value, and ultimately shareholders have to ask the question, do you want $60 million of value going to current management, or do you want $45-50 million of value going to stockholders when that value that goes to stockholders is precisely what will position us to bolster the company's dividend?

So of course both BSP's proposal and our proposal with respect to our nominees, board nominees, that's – both of those are available at the meeting, notwithstanding the company's – what we believe is completely baseless and egregious misinterpretation of Maryland law, which we'll get into.

We would preserve the company's current strategy, because again, we believe that we should assume that this is the strategy that stockholders elected when they invested in the company. Now of course, BSP is electing to change this strategy very conveniently to a strategy that is – that is more akin to something that is squarely within the experience of BSP.

And one additional concern we would have, is even assuming that one would go ahead and change this strategy, there still is the significant execution risk with respect to optimizing the repositioning of the portfolio. And what that means is if someone has you completely and entirely change the strategy, by definition they will have to liquidate the entire portfolio, and reinvest that in assets that comprise the new strategy.

That is not as simple as becoming a manager one day and liquidating the portfolio. That requires very significant acumen and analytical skills and experience with respect to the underlying portfolio, to be able to analyze it and

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

optimize the timing of those sales in a manner that's going to maximize value to stockholders.

So we frankly believe that even should the strategy have to be change, that we would still be the superior manager of this asset portfolio, because we are uniquely positioned to manage alternative strategies, as well as to liquidate this portfolio in an optimal fashion if that's necessary. Again, we have the $20 million management fee waiver, which is absent from all the other proposals, we have the lowest management fee of all the proposals.

Another troubling item that we've read from TSLX is they tout their management fees as lowest in the class, which we believe is somewhat disingenuous, knowing that we have a proposal on the table for this very transaction that offers materially lower fees than they are offering.

So however they're defining their class, from their perspective, is not necessarily relevant. What's relevant is what are the alternatives available to stockholders, and when you look at the alternatives available to stockholders, we are clearly and unequivocally the lowest cost option to stockholders by a factor of tens of millions of dollars, that are to the benefit of stockholders.

And again, that will position us to bolster the dividend. And so there's been talk about assumptions that whoever steps into this management will have to cut the dividend, and while we can't – we're not going to represent exactly what the dividend will be going forward, because that would be a projection that requires predicting the future. But what we can say is that we believe that we are uniquely positioned relative to the other alternatives on the table, precisely because of our fee discounts, and our superior experience in managing this strategy, to ensure that it's optimized, and to maximize and bolster the dividend relative to what would be possible under the other proposals.

The incentive fees are of course the same under our proposal and under the BSP proposal. The open market investment and the tender offer support is identical under both our proposal and the BSP proposal, but notably absent

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

from the BSP proposal is our stockholder loyalty program that provides the 2 percent incentive for stockholders that stay for greater than a year.

So in summary, we believe we are the clear choice relative to Benefit Street Partners' proposal. Now I’m going to segue to the summary chart that juxtaposes our offer relative to TSLX, and here it's even more notable.

I think TSLX does a bad job of not focusing squarely on the fee issue relative to our proposal, because when you do, the answer is again unequivocal, that the savings based on our calculations are between $65-54 million of fees, you know, over the next 10 years, which again, are precisely what will support and bolster TICC's dividend.

So let's go through and compare these. Can you vote on a TSLX proposal at the meeting? There is a ton of confusion regarding this. TSLX touts you just vote for the gold proxy, as if somehow that is going to allow implementation, or immediate implementation of their proposal.

Voting the gold proxy, the only thing that that does is vote against BSP, and leaves current management entrenched to the extended detriment of stockholders. Again, we view past is prologue. We do not envision any scenario where this board suddenly wakes up and acts as true fiduciaries for the benefit of stockholders.

And we believe that adjourning this meeting, or simply withholding votes, or simply shooting down the BSP proposals without supporting our nominees, does that; it leaves that worst of all worlds scenario where shareholders are left, and their fate is solely to the whims of the current management team, and the current fee structure, which is orders of magnitude greater than what we are talking about under even the NexPoint and BSP proposals on the table.

But back to the relative differences between TSLX and NexPoint, regarding the current strategy again, we are the only player that is proposing to preserve the current strategy, but we note, we are absolutely amenable to potentially changing that strategy if shareholders and independent stockholders so desire,

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

and that's something that we'd be happy to enter into negotiations with respect to.

We are the only player that has the $20 million management fee waiver, again, that can be redirected to bolster and support TICC's dividend. We are the only option that offers the 1.25 percent perpetual management fee, which offers $2.6 million of savings per year in perpetuity that also can be applied to bolster the company's dividend.

We are, relative to TSLX, we have the $20 million of open market investment, which TSLX, as far as we're aware, has not committed to any open market investment with respect to TICC. And the other thing we would note with respect to the open market investment, is we were the first one to propose the open market investment when we first heard about the BSP proposal and did not see any economics whatsoever going to stockholders, and we saw what we viewed as a lack of alignment of interests between management and the stockholder base.

We are the only player that has the implementation of the stockholder loyalty program, that as I mentioned, provides extended incentives for stockholders that invest through the plan, and remain invested for a period of at least a year.

And then with respect to the tender offer and share repurchase of between $50-100 million, we are offering that as well as BSP. Interestingly, TSLX will tout that they have a repurchase program, however we believe that's somewhat disingenuous, because if you look at the fine details, as far as we're aware, we cannot see any indication of them using it, at least in any material way, ever. So just the mere fact that they have a program, the key fact is are they implementing it, and are they using it for the benefit of stockholders?

Another point that I think is very key, and it doesn't necessarily show up here, the TSLX proposal effectively results in double dilution to the TICC stockholders, and we just want to ensure that that's not lost on the company's stockholder base. And what I mean by that is assuming this proposal was available, and again, it's not, but assuming a world where it is, stockholders would be cementing the sale of their shares, 13 percent discount to NAV,

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

while at the same time getting paid back in shares that are valued at a premium.

So both of those collectively are a dual path to increasing the dilution to shareholders' interests in the company's assets, which we do not believe is at all a favorable outcome for stockholders.

So speaking more to NexPoint's proposal, of course we believe that it offers superior economics. We believe this because it does in fact offer superior economics. We do not want shareholders to be misled by either BSP or TSLX.

As I mentioned, the fees under both of those proposals are materially higher than those proposed by NexPoint. Again, we were the first to commit to the open market purchases to help reduce TICC's discount to NAV.

We are the one and only player with the stockholder loyalty program. We have the same support for the tender offer or share repurchase program that BSP has supported, and again, what it boils down to is whether you want to support a BSP proposal, where $60 million of value – which we believe was potentially as high as $132 million – was going directly to incumbent management rather than to the proper beneficiaries, the company's stockholders.

And we believe that it was precisely our involvement in this transaction that brought this issue to the attention of the stockholder base, so the stockholders can realize the inequity of what was on the table, and hopefully they will see what we bring to the table in contrast, which is approximately $45-50 million of value over BSP, and $55-64 million of savings over the TSLX proposal.

Notably, we believe we also offer superior experience. NexPoint, as we mentioned, plans to maintain the company's current investment strategy, which is precisely the strategy that stockholders have elected. And of course, as I mentioned, we remain flexible and have the relevant expertise to adjust the strategy, should the independent board members or stockholders so choose.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

We also have superior experience relative to both BSP and TSLX with respect to managing the strategy. We want to ensure that stockholders realize that both BSP and TSLX are effectively affiliates of traditional private equity sponsors that also specialize in middle market lending, so of course that's the strategy that they would recommend for this company.

However, only NexPoint and its affiliates have been pioneers in leveraged loans and CLO's for two decades, and that is precisely what the company is doing now and that is precisely the portfolio that would need to be managed on a going forward basis.

We believe we are uniquely situated with a stockholder-focused board. As mentioned, we have grave concerns with respect to the current board and its actions to date. We believe we have nominated a highly qualified slate of directors, who based on our experience with them and our understanding of them, we believe would be entirely focused on their fiduciary duties and delivering value to stockholders, and if elected, we would expect them to engage separate and premier legal counsel to advise both the board and TICC.

One of the issues that we believe exists with the overall BDC space is these are registered ‘40 Act products and the ‘40 Act is a morass of regulations, and it requires elite counsel to advise separately the board and then separate counsel to advise the operative entity with respect to their relative duties and obligations under these regulatory schemes.

And so we would expect to engage premiere players in the legal space, separate counsel to represent both the board and the company, to ensure that they adhere to their duties and act appropriately going forward.

All board members would be expected to invest a portion of their compensation in shares of TICC to further align interests of the board to stockholders, and we would also expect there to be continuing education requirements.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

And the one summary point I want to make is just for folks to understand, the board that we have nominated, these – they are not in our pocket, they are not just going to automatically presume that the NexPoint proposal is the path.

We believe that they are true fiduciaries, they will comply with their duties, they will conduct an appropriate review of all available alternatives at that time, assuming they are elected, and that they will act in a manner with, again the representation of counsel that ultimately we may recommend, but they will select that will advise them to act in a manner that is truly in the best interest of stockholders.

Now of course we believe that that manner is approving the NexPoint transaction, but that ultimate determination will be subject to their discretion as the company's fiduciaries. So frankly, from our perspective, we believe the only path for shareholders to protect themselves here, is to elect our slate of nominees so that whatever proposal is on the table going forward, can be adopted in a thoughtful manner with the advice of elite counsel, and ensure that the board is truly acting to the benefit of stockholders.

Because we have grave concerns that neither the current board nor the board that would be effectively put in place should the BSP nominees be put in place, we have grave concern that either of those will act accordingly.

And lastly, we believe that the current board is more aligned with management rather than stockholders and is effectively seeking to enrich management at the expense of stockholders through the BSP transaction.

Why do we think this? Because they approved the transaction where as much as perhaps $132 million was going to incumbent management, and $0 of that was going to stockholders. So from our perspective, the thing speaks for itself.

Next I'll get into Q&A. I will try not to spend a ton of time on this. We also had a Q&A in our proxy materials. So “Why is NexPoint sending me a proxy statement?”

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

As discussed, of course we believe that the board has failed to act in the best interest of stockholders by continuing to support the BSP acquisition, while ignoring our repeated request and refusing to engage us in any meaningful dialogue to negotiate a deal that could truly be in the best interest of stockholders.

Shareholders should understand the board has a fiduciary duty to obtain the best outcome possible for stockholders and we simply didn't see that happening in this instance. NexPoint's proposal offers stockholders material benefits that are notably absent from the transaction with BSP.

And shockingly, the secretary of the company attempted to disenfranchise stockholders by refusing to accept our validly delivered nomination of competing directors. So I just want to ensure that stockholders understand the types of shenanigans that this company is willing to engage in behind the scenes to protect the BSP transaction and not give the shareholders a meaningful opportunity to elect something that would truly be in their interest.

So they actually, notwithstanding that we nominated directors in accordance with the bylaws, and delivered those nominees to the office of the company as required by the bylaws, and delivered it directly to the secretary, that the secretary when he heard that it was from NexPoint, went back, said he had to discuss it with, and we believe it was the president of the company, went back to discuss it, and then came back and refused to accept it, and we believe threatened to have the person delivering that, escorted by security out of the building.

So you have to ask yourself, is that a management team that you think is going to look out for your interests, and a board that is engaging in a transaction, that is supporting that management team, an ultimate payday for them, do you believe that's in the interest of stockholders?

We clearly do not. And the misconduct has continued, because they continue to take a ridiculous position from our perspective in interpreting Maryland law in a way that somehow allows elections of directors where it would absolutely prevent any other candidates from being in contention for election.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

So think about that. It's not even an election if all it is, is one slate of directors that gets rubber stamped by the shareholders. The fundamental right of stockholders is to nominate nominees so that stockholders have the freedom of choice to vote however they choose.

And we would certainly hope that they would vote for our nominees, because we believe that they are the sole nominees that will act in their interest, but at the end of the day, having that optionality and that choice, inures to the benefit of stockholders and the board and management are trying to stop that.

And from our perspective, that simply cannot stand and that's why we have commenced litigation. There has already been a temporary restraining order granted in our favor, and there is a hearing very shortly to resolve this matter.

And so we believe that the court will see the clear logic of our position and that that's exactly what the statutes and the bylaws provide. And we believe that our nominees will of course be on the ballot for shareholders to vote on.

So assuming you agree with us, what should you do to – from our perspective, protect your interests and preserve the value of your investment? We're urging you to vote the blue proxy card, which if you haven't received it yet, you probably will be receiving today or in the next day.

But you certainly should receive it and if you do not receive it, please reach out to us because we will ensure that you do get one. And we urge you to vote it against the TICC management advisory agreement, to vote for our competing slate of nominees, and to vote against the company's proposal to adjourn the special meeting in the event that their proposals don't receive sufficient votes.

So our next slide, “Can you tell me more about the board's conduct?”

I won't belabor some of the historical back and forth but what I will focus on here is again, it boils down to the board supporting a transaction where 100% of the related consideration was going to incumbent management rather than

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

the company's stockholders, who we believe should be the true beneficiaries of this.

We've already told you about the egregious misconduct by the secretary attempting to disenfranchise stockholders by refusing to accept our validly delivered nominees, and we've told you about the company, at least indirectly but we haven't gotten into detail, that it was not until October 5th, notwithstanding that they had our nominees since September 11th, that the company falsely informed stockholders that our director nominees were ineligible, and that voting for our slate would be wasting their votes.

We believe this is misleading, we believe this is a merit-less interpretation of Maryland law, we believe this effectively boils down to an attempt to rig the election to ensure an uncontested race. And we believe the company's public disclosures and proxy materials have been misleading, misleading because there's been no meaningful comparison of our proposal, really just a summary dismissal.

They somehow created an implication that they've been represented by Wachtell and Morgan Stanley all this time when in fact they did not engage those parties until after the board had already made its determination.

And frankly there has been no discussion until October 5th regarding our nominees at all, and they have been misleading stockholders as to the validity of our nominations. So for this reason, of course we felt that it was necessary to protect the stockholder franchise to commence litigation.

“So what is our proposal?”

We've been through that, I'll just tick through it very quickly. The superior 1.25 percent management fee, the waiver of an additional $20 million in management fees, an additional, on top of that, investment of $20 million of common stock in open market transactions, that together with support of tender offer and share repurchase programs, the same one that was recommended by BSP, preservation of the current investment strategy, and implementation of our stockholder loyalty program.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

So we've already covered in significant detail why our proposal is superior, so these charts are provided again for reference. I would presume at this point it's clear, so I won't reiterate it other than the summary fact that when you add all the benefits together, NexPoint's proposal saves stockholders between $45-50 million over the BSP proposal, which is precisely what will position us to bolster the company's dividend for the – for the benefit of stockholders.

Why do we believe that the BSP transaction is designed to enrich management? We've stated several times on this call, right now the number that has been publicly stated is that current management would receive a payday under the BSP proposal of $60 million.

And given that the BSP proposal had to be enhanced to move $72 million of value from BSP to stockholders solely as a result of our involvement in this transaction, so we believe that that $72 million was likely part of the payday to management as part of the original proposal, and that's how we arrive at the $132 million assumption.

So the next question, “Can we tell you more about NexPoint and its qualifications?”

So there's also an appendix to this presentation, which I won't go through on this call, but it's there as a handy reference. But what I will say is NexPoint together with its affiliates, currently manages approximately $20 billion of net assets and believes that its core competencies are squarely within the company's investment strategy.

NexPoint is affiliated with Highland Capital Management which together with its affiliates, is one of the world's most experienced alternative credit managers. We've been tested by numerous credit cycles, we specialize in credit strategies, such as a broad range of leveraged loans, high-yield bonds, direct lending, public and private equities, and CLO's.

Over the past two decades, we have been a pioneer in developing the loan and CLO markets, and Highland is now one of the largest CLO managers by

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

assets under management and has structured and managed over $32 billion of CLOs and other securitizations.

Approximately 60% of Highland's assets under management are in CLO strategies. Today we manage – and this is very notable, today we manage an extensive suite of over 18 registered ‘40 Act funds comprising approximately $6 billion of aggregate assets under management, so we have extensive familiarity with the regulations applicable to registered investment companies.

So the next question, “Are there any alternative proposals on which I can vote?”

And the answer is no, and we'll get into this in the next Q&A.

So many shareholders would ask, well “What about the proposal I’m hearing about from TPG Specialty Lending?”

And this is the point that I tried to emphasize on this call, there is no proposal that stockholders can vote on with respect to TPG Specialty Lending and nor have they presented any path forward on how they would implement their preliminary, nonbinding offer to the board, which was summarily rejected by the board.

And the board has indicated, as far as we are aware, that they will not entertain anything at a discount to NAV, and as we mentioned, even Ares’ CEO mentioned publicly that he would expect a board of directors to fire any manager that recommended a sale at a discount to NAV, because it's precisely the manager that's involved with valuing the assets and representing to the board that the assets are worth NAV.[2]

So of course it's possible for TSLX to continue to reach out to the board for continued discussions regarding their proposal, but we don't see that as any meaningful path. We believe again that this board has indicated that they are not amenable to the proposal, and frankly under Maryland law as we

2 Seeking Alpha, “Ares’ Kipp deVeer Opines on TICC deal/BDC consolidation,” October 9, 2015.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

understand it, the board has no obligation if they have not elected to sell TICC as an entity, they have no obligation to entertain it.

So we believe it would be very naive for stockholders to presume that somehow by having this meeting adjourned and having everybody take a step back from the nominees that are on the table, that somehow that's going to position the board to act in a manner that's in the best interest of stockholders.

We simply view that as a worst of all worlds scenario where shareholders linger to their extended detriment under the current status quo. In addition, to allow the company to begin implementing our proposals and fee concessions, all stockholders need to do is elect our nominees.

So we have a path on the table today that is an immediate and available path to stockholders to protect their rights, and that is to elect our nominees. Do not be dissuaded or misled by the company that somehow you cannot vote for those nominees or those votes will not be valid.

We are sending out our proxies for shareholders to vote on, they will be available if they haven't already received them – if you haven't received one, please request one. And again we have engaged a legal process, in the court process, which we believe will be finalized very quickly, and we believe will confirm that our nominees are appropriately on the ballot.

So there's another question here regarding “Why is NexPoint's proposal superior to the TSLX proposal?”

We think we've emphatically made all of these points. I think the only point that I would mention that I do not believe I mentioned on this call, is TSLX has gone out publicly, and we believe in a very misleading way, as juxtaposing and representing their incentive fee as effectively, at least implicitly, a lower cost option, by portraying it as a 17.5 percent incentive fee, while the incentive fee under our proposal and under the BSP proposal is a 20 percent incentive fee, which is precisely the current incentive fee that's applicable to the company currently.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

Now that may sound appealing on its face, and it may seem well how can that not be a lower incentive fee? That is inherently misleading because the fine print with respect to their incentive fee is that it has a lower hurdle rate, and it has a catch-up provision.

And without getting into the math and detail which we have calculated, that based on our calculations, the company would have to have greater than 50 percent annual performance in order for the incentive fee under our proposal to be greater than that of TSLX.

So we just want to make sure that – so from our perspective, any representation of just comparing those two without highlighting that distinction is fundamentally misleading and inappropriate in our view.

So the next question, “Should stockholders hold out for a better offer from TSLX?”

We emphatically believe the answer to that is no. The board has provided no indication they are willing to pursue TSLX's nonbinding proposal, its proposal from our perspective would result in a destruction of the company's distribution rate.

Again, we believe we are uniquely positioned due to our fee discounts and our superior experience in managing the strategy to optimize the dividend, and TSLX' dividend today is I believe something approximately around 9 percent relative to the company's 17 percent dividend.

Again, stockholders would bear approximately $55-64 million of higher fees under the TSLX proposal based on our calculations. And again, the TSLX share for share proposal, which again stockholders should understand, this is not a cash offer, this is a stock for stock proposal and it would cement in an estimated 13 percent discount to book value and pay you in shares that are valued at a premium.

So shareholders get the double dilution of materializing the discount to book value and receiving consideration that is valued in excess of NAV. Our deep

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

knowledge of the syndicated loan and CLO markets are precisely what position us best to manage the company's portfolio relative to TSLX, and we are the only party involved that plans to implement our industry-leading stockholder proposal.

So again, we believe that this is a worst of all worlds scenario for stockholders. So we've already talked about our industry-leading stockholder loyalty program. I'm going to try to move a little quicker since we've been on the call for some time now. So we've already talked about that, the 2 percent gross up, and it aligns interests.

The next Q& A, “Why shouldn't TICC delay the meeting and seek alternatives, such as engaging an investment banker to analyze strategic alternatives?”

Again, I've emphatically made this point. We believe that this is the worst of all worlds scenario.

We do not believe this board will ever act as true fiduciaries. We believe that leaving the status quo in place, either by delaying the vote or withholding authority, and not voting for our nominees risks further value destruction. And again, we believe under Maryland law the board isn't necessarily even required to consider an unsolicited sale proposal, since the board hasn't already determined to sell TICC as an entity.

The last Q& A, “If elected, how will our nominees implement our management proposal?”

So both the board and the company's stockholders are required to approve an investment advisory agreement if elected we believe our director nominees will probably work to maximize value for stockholders and will adhere to their duties as directors.

And subject to those duties, we believe that they would negotiate an investment advisory agreement with NexPoint. But based on our experience with these nominees we believe that they understand their duties and will act

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

as true fiduciaries and that they would be advised by premier legal counselor that specialize in ‘40 Act issues.

So now I'll just get to some closing matters, with respect to some additional important information, the special meeting of the company, if folks don't understand it, is October 27th, so time is of the essence. Your proxy is due on or before October 26, if not voted at the meeting.

Only your last dated proxy card counts, so if you've already voted, and you now need to change your vote, you absolutely and positively can do so. We urge you to vote our blue proxy. If you haven't received it, please reach out to us.

And finally, we believe your action is critical to protect your interests, and the value of your investment. Please do not assume that other stockholders will be sufficient to protect your interests. Every vote counts and every vote is essential.

If you have any questions whatsoever, or require further assistance, there's contact information on here I won't read through it, because it's available to you, but please reach out to this contact information with any questions or additional concerns that you have.

There's also a slide of important disclosures and disclaimers which I'm not going to read on this call, but of course we urge you to read these disclosures and disclaimers carefully, which apply to all of the information provided to you on this call.

And finally, I will – I will mention that a copy of this webcast will be publicly available as additional proxy material later today. We thank you all for your time and attention. It means a great deal to us that you would take the time to join us on this call.

And we are hopeful that you will understand the relative merits of what we are bringing, and that we are truly trying to champion stockholder interests, and we certainly hope that you vote accordingly. Thank you and have a great day.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

Operator:	Thank you. This concludes today's webcast. You may now disconnect.

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END

About NexPoint Advisors, L.P.

NexPoint, together with its affiliates, currently manages approximately $20 billion in net assets and believes that its core competences are squarely within the Company's investment strategy.  NexPoint is indirectly wholly owned by a trust that is beneficially owned and controlled by James Dondero. Highland Capital Management, L.P. ("Highland") is ultimately controlled by James Dondero and is therefore an affiliate of, and under common control with, NexPoint, which shares personnel and other resources with Highland. Highland (together with its affiliates) is one of the world's most experienced alternative credit managers, tested by numerous credit cycles, specializing in credit strategies, such as a broad range of leveraged loans, high yield bonds, direct lending, public and private equities and CLOs.  Highland also offers alternative investment-oriented strategies, including asset allocation, long/short equities, real estate and natural resources.  If NexPoint is retained by the Company as its investment adviser, the Company will have access to all of Highland's capabilities and expertise.

Important Additional Information and Where to Find It

NexPoint has filed a definitive proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015, including the election of NexPoint’s nominees for director: Dr. Bob Froehlich, John Honis, Timothy K. Hui, Ethan Powell, William M. Swenson and Bryan A. Ward (collectively, the “Nominees”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY NEXPOINT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The proxy statement and proxy card have been distributed to stockholders. The proxy statement and other relevant materials, and any other documents filed by NexPoint with the SEC, may also be obtained free of charge at the SEC’s website at www.sec.gov. This is not the Company’s or TSLX’s proxy statement.

If you have any questions, need free copies of the proxy statement or other relevant materials, or need assistance voting your Shares, please call:

D.F. King & Co., Inc.
48 Wall Street
New York, NY  10005

Stockholders Call Toll−Free at: 866-416-0556
Banks and Brokers Call Collect at: 212-269-5550
Email: TICC@dfking.com

You may also contact NexPoint via email at TICCProxy@NexPointAdvisors.com.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

Participants in the Solicitation

NexPoint and the Nominees are deemed to be participants in NexPoint’s solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015. NexPoint is the beneficial owner of 100 shares of common stock3 of the Company and also proposes to become the Company’s investment adviser, for which it would receive advisory fees. Information regarding NexPoint and the Nominees, and their direct or indirect interests in the Company, by security holdings or otherwise, are set forth in the proxy statement filed with the SEC by NexPoint.

Third Party Information

These materials may contain or refer to news, commentary and other information sourced from persons or companies that are not affiliated with NexPoint. The author and source of any third party information and the date of its publication are clearly and prominently identified. NexPoint has neither sought nor obtained permission to use or quote such third party information. NexPoint cannot guarantee the accuracy, timeliness, completeness or availability of such third party information, and does not explicitly or implicitly endorse or approve such third party information. NexPoint, the Nominees and their affiliates shall not be responsible or have any liability for any misinformation or inaccuracy in such third party information.

Cautionary Statement Regarding Forward-Looking Statements

These materials may contain forward-looking statements.  All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements.  The projected results and statements contained in these materials that are not historical facts are based on current expectations and speak only as of the date of such materials, and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements.  Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of NexPoint.  Although NexPoint believes that the assumptions underlying the projected results or forward-looking statements included in these materials are reasonable as of the date of such materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate.  In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved.  NexPoint will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

3 If appointed as investment adviser of the Company, NexPoint intends to make an investment of at least $20 million in the Company’s common stock in open market transactions in the first 12 months following appointment. This represents about 2.88 million shares, or approximately 4.8% of all outstanding shares at closing on September 18, 2015.

NexPoint Advisors

Moderator: Thomas Surgent

10-14-15/9:00 a.m. ET

Confirmation # 60049592

NexPoint reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. NexPoint disclaims any obligation to update the information or opinions contained herein.

These materials are provided for information purposes only, and are not intended to be, nor should they be construed as, an offer to sell or the solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security.

Media Contact
Brian H. Schaffer
Prosek Partners
212-279-3115 229
bschaffer@prosek.com

Investor Contact

D.F. King & Co., Inc.

Stockholders 866-416-0556

Bank and Brokers 212-269-5550

TICC@dfking.com